Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-191998

May 6, 2014

Celgene Corporation

Pricing Term Sheet

May 6, 2014

2.250% Senior Notes due 2019

3.625% Senior Notes due 2024

4.625% Senior Notes due 2044

Issuer:	Celgene Corporation

Expected Ratings (Moody’s / S&P)*:	Baa2 (Positive) / BBB+ (Stable)

Type of Transaction:	SEC Registered

Trade Date:	May 6, 2014

Expected Settlement Date:	May 15, 2014 (T+7)

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. Morgan Stanley & Co. LLC

Senior Co-Manager:	HSBC Securities (USA) Inc.

Co-Managers:	Mitsubishi UFJ Securities (USA), Inc. PNC Capital Markets LLC U.S. Bancorp Investments, Inc.

Title:	2.250% Senior Notes due 2019 3.625% Senior Notes due 2024 4.625% Senior Notes due 2044

Principal Amount:	2019 Notes: $500,000,000 2024 Notes: $1,000,000,000 2044 Notes: $1,000,000,000

Maturity Date:	2019 Notes: May 15, 2019 2024 Notes: May 15, 2024 2044 Notes: May 15, 2044

Coupon (Interest Rate):	2019 Notes: 2.250% per annum 2024 Notes: 3.625% per annum 2044 Notes: 4.625% per annum

Price to Public:	2019 Notes: 99.751% 2024 Notes: 99.659% 2044 Notes: 99.646%

Yield to Maturity:	2019 Notes: 2.303% 2024 Notes: 3.666% 2044 Notes: 4.647%

Benchmark Treasury:	2019 Notes: 1.625% due April 30, 2019 2024 Notes: 2.750% due February 15, 2024 2044 Notes: 3.750% due November 15, 2043

Spread to Benchmark Treasury:	2019 Notes: + 63 basis points 2024 Notes: + 108 basis points 2044 Notes: + 128 basis points

Benchmark Treasury Yield:	2019 Notes: 1.673% 2024 Notes: 2.586% 2044 Notes: 3.367%

Interest Payment Dates:	May 15 and November 15, commencing November 15, 2014

Optional Redemption:

2019 Notes: T + 10 basis points at any time

2024 Notes: T + 15 basis points at any time prior to February 15, 2024 (three months prior to the maturity date); par call at any time on or after February 15, 2024

2044 Notes: T + 20 basis points at any time prior to November 15, 2043 (six months prior to the maturity date); par call at any time on or after November 15, 2043

CUSIP / ISIN:	2019 Notes: 151020 AN4 / US151020AN42 2024 Notes: 151020 AP9 / US151020AP99 2044 Notes: 151020 AM6 / US151020AM68

*	Note: A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time. Each of the security ratings above should be evaluated independently of any other security rating.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement and other documents the issuer has filed with the SEC and incorporated by reference in the prospectus and prospectus supplement for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, Credit Suisse Securities (USA) LLC at 1-800-221-1037, Goldman, Sachs & Co. at 1-866-471-2526 and Morgan Stanley & Co. LLC at 1-866-718-1649.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Celgene Corporation on May 6, 2014 relating to its prospectus dated October 30, 2013.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.